Exhibit 2.2

DESCRIPTION OF SECURITIES

The following description of the material terms of securities of Genius Sports Limited (the “Company,” “Genius,” “we,” “us” and “our”) includes a summary of specified provisions of Genius’s Amended and Restated Memorandum of Incorporation and Amended and Restated Articles of Incorporation (together, “Genius Governing Documents”). This description is qualified by reference to the Genius Governing Documents currently in effect, copies of which of are filed as Exhibit 1.1 and 1.2 to our Annual Report on Form 20-F (the “Annual Report”) of which this exhibit forms a part. Terms used herein and not otherwise defined herein have the meanings set forth in the Annual Report.

Overview

We are a non-cellular company with limited liability incorporated under the laws of Guernsey. Our affairs are governed by the Genius Governing Documents and the Guernsey Companies Law. Our register of shareholders is kept at our registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP. The Genius Board is authorized to issue an unlimited number of shares of any class, with or without a par value. Our ordinary shares have a par value of $0.01 each and our preferred shares have no par value.

As of December 31, 2024, there were 215,261,974 ordinary shares issued, 211,156,026 ordinary shares outstanding and 18,500,000 B Shares issued and outstanding. No preferred shares have been issued.

Shares

General

We are generally not required to issue certificates representing the issued Genius ordinary shares which are listed on the NYSE (unless required to be issued pursuant to the Genius Governing Documents or the rules and regulations of the NYSE). Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class in the capital of Genius held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of shareholders of Genius. Subject to certain exceptions described elsewhere in this prospectus, holders of our ordinary shares have no pre-emptive, subscription, redemption or conversion rights. The Genius Board may create and issue additional classes of shares, including series of preferred shares, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the Genius Board. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by the Genius Board, subject to the Guernsey Companies Law and the Genius Governing Documents. Dividends and other distributions authorised by the Genius Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with the Genius Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis. The rights of holders of ordinary shares to participate in dividends and distributions may be subject to any preference attaching to any outstanding preferred shares from time to time. The B shares in the capital of Genius Sports Limited do not entitle holders to dividends or distributions.

Voting rights

Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by the Genius Board or the shareholders of Genius in accordance with the Guernsey Companies Law.

The B shares entitle the holder (i) on a show of hands, to one tenth of a vote and (ii) on a poll, to one tenth of a vote for B share registered in the name of the holder on all matters upon which the B shares are entitled to vote (whether in person or by proxy).

In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.

An Ordinary Resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a Special Resolution requires the affirmative vote of a majority of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A Special Resolution is required for important matters such as (without limitation) the removal of a director for cause, merger or consolidation of Genius, change of name or making changes to the Genius Governing Documents or the voluntary winding up of

Genius.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Genius not to have a material adverse effect upon such rights.

Transfer of ordinary shares

Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which our shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required. Where any ordinary shares or B shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by the Board.

In addition, the Genius Governing Documents provide (without limitation) that the Genius Board may, subject to the Rules, decline to recognize any transfer of Genius ordinary shares which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of Genius ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by us of ordinary shares and subject to any agreement between the relevant shareholders and us in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares of Genius shall be distributed among the holders of the ordinary shares of Genius on a pro rata basis.

Share repurchases and redemptions

We may purchase our own ordinary shares on a stock exchange if the acquisition is approved in advance by an ordinary resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). We may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an ordinary resolution (again, which complies with the requirements of the Guernsey Companies Law).

The Genius Governing Documents provide that Genius ordinary shares are redeemable by agreement between Genius and the relevant shareholder. However, any such redemption would need to be affected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights. The B shares are redeemable or subject to compulsory repurchase by the Company on the exercise of any warrant to which they are stapled.

We may not buy back or redeem any ordinary share unless the Genius Board has made a statutory solvency determination that it is satisfied on reasonable grounds that Genius will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that we are able to pay our debts as they become due and that the value of our assets is greater than the value of its liabilities).

Conversion

There are no automatic conversion rights which attach to our ordinary shares. The Genius Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by Ordinary Resolution.

Lien, forfeiture and surrender

Genius shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of Genius’ lien and charge (if any) on such shares.

The directors of Genius may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to Genius at the time and place appointed the amount called.

If a shareholder fails to pay any call or instalment on the day appointed, the directors of Genius may serve notice requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by Genius by reason of non-payment. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of the directors of Genius to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of Genius and, subject to the provisions of the Guernsey Companies Law and the Articles, may be sold, re-allotted or otherwise disposed of on such terms as the directors of Genius shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to Genius all moneys which, at the date of forfeiture, were payable by him to Genius in respect of the shares together with interest from the date of forfeiture until payment at such rate as the directors of Genius may determine. The directors of Genius may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.

Exchange Controls

There is no exchange control legislation or regulation in Guernsey except by way of such as freezing of funds of, and/or prohibition of new investments in, certain jurisdictions subject to international sanction.

Directors

Appointment and removal

The management of Genius is vested in its board of directors. The Genius Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. The Genius Board is comprised of six directors. At the time of Closing, the Sponsor was entitled to designate two directors of Genius, the Sellers were entitled to designate six directors of Genius, and the Chief Executive Officer of Genius is appointed as a director of Genius subject to the Seller’s maintaining certain ownership thresholds provided for in the Amended and Restated Investor Rights Agreement. Presently, the Sponsor does not have, and is no longer entitled to appoint, any directors. The Seller is still entitled to appoint two directors but has currently opted to hold one seat. So long as shares of Genius are listed on the NYSE, the Genius Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

The directors are divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with the Amended and Restated Investor Rights Agreement. At the 2022 annual general meeting of shareholders of Genius (held on December 19, 2022), the term of office of the Class I directors expired and two of the three Class I directors were elected for a full term of three years, ending at our 2025 annual general meeting. At the 2023 annual general meeting (held on December 6, 2023), the term of office of the Class II directors expired and one of the three Class II directors was elected for a full term of three years ending at our 2026 annual general meeting. At the 2024 annual general meeting (at a date to be determined), the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual general meeting, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting the directors shall shorten the term of any incumbent director.

The Genius Board shall, subject to the terms of the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed) ensure that any individual nominated pursuant to Amended and Restated Investor Rights Agreement shall be nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. In respect of any position on the Genius Board that is not entitled to be filled by a nomination pursuant to the Amended and Restated Investor Rights Agreement, if any, the directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by Ordinary Resolution at such general meeting. If a vacancy arises on the Genius Board, the directors may fill such vacancy in accordance with the terms of the Genius Governing Documents, the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed).

A director may be removed from office by the holders of ordinary shares by Special Resolution only for “cause” (as defined in the Genius Governing Documents), subject to certain exceptions and as more fully described in the Amended and Restated Investor Rights Agreement. In addition, a director may be removed from office by the Genius Board by resolution made by the directors for “cause” or if a director becomes disqualified (as described in the Genius Governing Documents and the Guernsey Companies Law). The appointment and removal of directors is subject to the Guernsey

Companies Law, the Genius Governing Documents, applicable rules of the NYSE (or any other stock exchange on which our shares are listed) and to the provisions of the Amended and Restated Investor Rights Agreement. The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Genius are set out in the Genius Governing Documents.

Indemnification of directors and officers

To the fullest extent permitted by law, the Genius Governing Documents provide that the directors and officers of Genius shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty or breach of trust.

Alternate directors

Any director (other than an alternate director) may appoint any other person (whether a shareholder of Genius or otherwise and including another director of Genius) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at the registered office of Genius. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at the registered office of Genius.

An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from Genius for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

A director who is also an alternate director shall be entitled to vote for such other director as well as on his own account, but no director shall at any meeting be entitled to act as alternate director for more than one other director.

Shareholder power to requisition general meetings

The directors of Genius are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of the capital of Genius as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at the registered office of Genius.

Should the directors of Genius fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the directors of Genius became subject to the requirement to call a meeting.

Shareholder Proposals

In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any shareholder of Genius who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the Genius Governing Documents, which are summarized below. Please see the Genius Governing Documents for the full procedures.

Shareholder

The Genius Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of Genius.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to Genius at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if our annual general meeting occurs on a date more than thirty

(30) days earlier or later than our prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to our annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

To be in proper written form, a shareholder’s notice to Genius must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

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a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;
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the name and address, as they appear on our register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);
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the class or series and number of Genius ordinary shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder

Associated Person;
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whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any Genius Securities (as defined below), and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any Genius Securities;
•
any material interest of the shareholder or a Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and
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a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

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any affiliate (as defined in the Genius Governing Documents) of, or person acting in concert with, such shareholder;
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any beneficial owner of Genius ordinary shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and
•
any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s nomination of a director

The Genius Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in our proxy statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.

Subject to the Amended and Restated Investor Rights Agreement, for a nomination for election of a director to be made by a Genius shareholder (other than directors to be nominated by any series of preferred shares), such shareholder must:

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be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;
•
on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and
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have given timely notice thereof in proper written form to the Secretary of Genius.

If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Genius not less than 90 nor more than 120 days prior to the meeting; provided, that if less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

To be in proper written form, a shareholder’s notice to the Secretary must set forth:

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as to each nominating shareholder:
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the information about the shareholder and its Shareholder Associated Persons specified above under “—Shareholder proposals other than director nominations”; and
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any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and
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as to each person whom the shareholder proposes to nominate for election as a director:
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all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address and residence address of the person;
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the principal occupation or employment of the person;
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all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and
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a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates and associates, on the one hand, and each proposed nominee, his respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Genius may require any proposed nominee to furnish such other information as may be reasonably required by Genius to determine the eligibility of such proposed nominee to serve as an independent director of Genius in accordance with the rules of the NYSE.

NFL Warrants

Each whole NFL Warrant entitles the registered holder to purchase one Genius ordinary share at a price of $0.01 per Share (the “NFL Exercise Price”), subject to adjustment described below. Upon each purchase of a NFL Warrant Share pursuant to the exercise of a NFL Warrant, each B share attached to such NFL Warrant shall automatically be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Genius Governing Documents. Each NFL Warrant shall be exercisable at the option of the holder from the time such NFL Warrant has vested.

Methods of Exercise

Cash Exercise

The NFL Warrants may be exercised via cash exercise, by the payment to the Company, by certified, cashier’s or other check acceptable to the Company or by wire transfer to an account designated by the Company, of an amount equal to the aggregate NFL Exercise Price of the Genius ordinary shares being purchased.

Net Issue Exercise

In lieu of exercising the NFL Warrants, the holders may elect to receive ordinary shares equal to the value of the NFL Warrants that are vested and exercisable using the following formula with respect to Genius ordinary shares that are vested and exercisable:

X=	Y(A-B)
A
Where:	X = the number of the Genius ordinary share to be issued to the holder.
Y = the number of vested and exercisable NFL Warrants that are to be canceled.
A = the fair market value of one Genius ordinary share on the date of determination.
B = the per share NFL Exercise Price (as adjusted to the date of such calculation).

Anti-Dilution Adjustments

The number of and kind of securities purchasable upon exercise of any NFL Warrants and the NFL Exercise Price shall be subject to adjustment from time to time. Subject to the vesting of NFL Warrants upon a Change of Control (as defined in the Warrant Certificate) and subject to a holder’s rights pursuant to any other agreement between the holder and the Company, if at any time there shall be a merger or a consolidation of the Company with or into another entity, or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, then, as part of such merger, consolidation or sale of assets, the holder will be entitled to receive upon exercise of an NFL Warrant, during the period specified in the NFL Warrant and upon payment of the aggregate NFL Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor entity resulting from such merger, consolidation or sale, to which the holder as the holder of the Genius ordinary Shares deliverable upon exercise of a NFL Warrant would have been entitled in such merger, consolidation or sale if that NFL Warrant had been exercised immediately before such merger, consolidation or sale. If the number of outstanding Genius ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Genius ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Genius ordinary shares issuable on exercise of each NFL Warrant will be decreased in proportion to such decrease in outstanding Genius ordinary shares.

If the Company at any time while any NFL Warrants remain outstanding and unexpired pays a dividend with respect to Genius ordinary shares payable in Genius ordinary shares, or make any other distribution with respect to Genius ordinary shares payable in Genius ordinary shares, then the number of Genius ordinary shares underlying each NFL Warrant shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to the number of Shares that the holder would have held after such dividend or distribution payable in Genius ordinary shares had such holder exercised that NFL Warrant immediately prior to the record date for the determination of shareholders entitled to receive such dividend or distribution, and the exercise price of each NFL Warrant shall be $0.01 per

Genius ordinary share.

If the Company at any time pays a dividend or makes a distribution on the Genius ordinary shares (other than a dividend or distribution in Genius ordinary shares), the holder shall have the right thereafter to receive upon the exercise of any NFL Warrant, in addition to the Genius ordinary shares deliverable upon such exercise, the cash or kind and amount of other securities and property which the holder would have been entitled to receive if the holder had exercised that NFL Warrant immediately prior to the record date for the determination of shareholders entitled to receive such dividend or distribution. The amount of any such other securities and property which the holder shall thereafter be entitled to receive upon the exercise of an NFL Warrant shall be subject to adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to those with respect to the Genius ordinary shares.

No fractional shares will be issued upon exercise of the NFL Warrants. If, upon exercise of the NFL Warrants, a holder would be entitled to receive a fractional interest in a share, Genius will, upon exercise, round down to the nearest whole number the number of Genius ordinary shares to be issued to the warrant holder.

Transfers

The NFL Warrants are non-transferable, except to certain Permitted Transferees (as defined in the Warrant Certificate).

Genius and the NFL Enterprises have entered into the Amended and Restated Investor Rights Agreement, pursuant to which, among other things,

(i) Genius will file a shelf registration statement for registration of the resale of the NFL Warrant Shares, (ii) Genius will provide NFL Enterprises customary piggyback registration rights with respect to the NFL Warrant Shares and (iii) NFL Enterprises will be subject to a customary lock-up period and certain transfer restrictions.

Transfer Agent and Warrant Agent

The transfer agent for Genius ordinary shares and warrant agent for the Genius warrants is Continental Stock Transfer & Trust Company.

Notices

We will give notice of each general meeting by publication on our website and in any other manner that we may be required to follow in order to comply with the Genius Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from Genius by electronic means (including, for the avoidance of doubt, by means of a website) in accordance with the Guernsey Companies Law unless the shareholder notifies Genius otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our register of shareholders.

Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to our shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, our directors, our auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.

Other Guernsey Law Considerations

Compromises and Arrangements

Where Genius and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Genius and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “Court”) may order a meeting of the creditors or class or creditors or of our shareholders or class of shareholders (as applicable) to be called in such manner as the Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Court, is binding on Genius and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any liquidator or administrator and contributories (where relevant) of Genius.

Certain Disclosure Obligations of Genius

We are subject to certain disclosure obligations under Guernsey and US law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and US law and the rules of the NYSE as such laws and rules exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

Periodic Reporting under Guernsey Law

Under the Guernsey Companies Law, we are required to submit to the Guernsey Registry before the last day of February in each year an annual validation containing information current on December 31 of the previous year. we are also required to file with the Guernsey Registry details of any change of our directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.

Periodic Reporting under US Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than US registrants. Genius intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.

Registration Rights

Certain holders of the Genius Securities, including the Founders, and NFL Enterprises are entitled to registration rights pursuant to the Amended and Restated Investor Rights Agreement. In addition, the PIPE Investors have certain registration rights under the Subscription Agreements. Further, certain holders who have been issued our ordinary shares in connection with the FanHub Acquisition and the Second Spectrum Acquisition have certain registration rights under the respective agreements to such transactions.

Listing of Genius Securities

Our ordinary shares are currently listed on the NYSE under the symbol “GENI”.